FIRST AMENDMENT TO LEASE AGREEMENT
WITH MASSROOTS AT MARKET CENTER BUILDING

This First Amendment to Lease Agreement (this “First Amendment”) is entered into by and between MARKET CENTER INVESTORS LLC, a Delaware limited liability company (“Landlord”), and MASSROOTS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord is the successor-in-interest to RVOF MARKET CENTER LLC, a Delaware limited liability company (“Original Landlord”).
B.	Original Landlord and Tenant entered into that certain Office Lease dated March 20, 2015 (the “Lease”) for premises known as Suite 201 consisting of approximately 3,552 square feet (the “Existing Premises”) in a building located at 1320-1380 17th Street and 1624-1660 Market Street, Denver, CO 80202 (the “Building”).
C.	Landlord is the present owner of the Building and landlord under the Lease.
D.	The Term of the Lease presently expires on May 30, 2018.
E.	Landlord and Tenant now desire to amend the Lease to: (i) add suite 203 on the 2nd floor of the Building consisting of approximately 1,508 square feet of Rentable Area, and as depicted on Exhibit A-1 (the “Expansion Space”), to the Existing Premises; (ii) adjust the Base Rent, Tenant’s Percentage Share and Security Deposit under the Lease; (iii) provide for a tenant allowance for certain leasehold improvements; (iv) extend the Term of the Lease; and (v) make such other and further modifications to the Lease as more particularly set forth below.

AGREEMENT

1.	Defined Terms. All capitalized terms used but not defined in this First Amendment will have the meanings set forth for such terms in the Lease. All terms that are defined in this First Amendment and used in any provisions that are added to the Lease pursuant to this First Amendment will have the meanings in the Lease set forth for such terms in this First Amendment.
2.	Effective Date. The term “Effective Date of this First Amendment” as used herein means the date that Landlord executes this First Amendment as indicated on the signature page.
3.	Term; Lease Expiration Date. The term of the Lease is currently set to expire on May 30, 2018. Effective as of the Effective Date of this First Amendment, Section 1.1(b) is hereby amended so that the “Term” is extended for an additional six (6) months, and the “Expiration Date” is now 11:59P.M. on November 30, 2018.
4.	Demise of the Expansion Space. Effective as of the date that Landlord delivers the Expansion Space to Tenant (the “Expansion Space Commencement Date”), Landlord leases to Tenant and Tenant leases from Landlord, the Expansion Space upon and subject to the all of the terms and provisions of the Lease, as amended by this First Amendment. Landlord anticipates delivering the Expansion Space to Tenant on or before January 1, 2016.
5.	Premises. Effective as of the Expansion Space Commencement Date, Section 1.1(c) of the of the Lease shall be amended so that the term “Premises” will include both the Existing Premises and the Expansion Space. Accordingly, Exhibit A-1 of the Lease shall then be replaced with Exhibit A-1 attached to this First Amendment.
6.	Rentable Area of the Premises. Effective as of the Expansion Space Commencement Date, Section 1.1(d) of the Lease shall be amended so that “Rentable Area of the Premises” will be 5,060 square feet.
7.	Rent Commencement Date for the Expansion Space. Base Rent will be due and owing from Tenant to Landlord on the Expansion Space commencing on June 1, 2016 (the “Expansion Space Rent Commencement Date”), and Tenant shall then pay Base Rent on the Expansion Space (in addition to Base Rent on the Existing Premises) in accordance with the chart set forth in Section 8 of this First Amendment.
8.	Base Rent on the Expansion Space. Effective as of June 1, 2016, Section 1.1(h) of the Lease is amended to add that Base Rent is payable on the Expansion Space (in addition to Base Rent on the Existing Premises) as follows:

Lease Period	Total Annual Base Rent*	Total Monthly Base Rent*	Annual Base Rent per RSF
Expansion Space Commencement Date - May 30, 2016	$0.00	$0.00	$0.00
June 1, 2016 – May 30, 2017	$43,731.96	$3,644.33	$29.00
June 1, 2017 – May 30, 2018	$45,240.00	$3,770.00	$30.00
June 1, 2018 – November 30, 2018	$46,748.04	$3,895.67	$31.00

*Base Rent on the Expansion Space is calculated based on 1,508 rentable square feet of the Expansion Space.

Nothing in this Section 8 of this First Amendment will operate to relieve Tenant of its obligation to pay Base Rent on the Existing Premises in accordance with Section 1.1(h) of the Lease, Additional Expenses, or other charges due under the Lease.

9.	Building Share. Effective as of the Expansion Space Commencement Date, Section 1.1(i) of the Lease shall be amended so that the “Building Share” shall be 4.27% [calculated at 5,060 / 118,505 x 100 = 4.27%].
10.	Security Deposit. Effective as of the Effective Date of this First Amendment, Section 1.1(k) of the Lease shall be amended so that the “Security Deposit” shall be $36,796.33, an increase of $3,644.33, such increase amount being equal to one-month’s initial Base Rent on the Expansion Space, payable upon Tenant’s execution and delivery of this First Amendment to Landlord.
11.	Landlord’s Address for Notices. Effective as of the Effective Date of this First Amendment, Section 1.1(l) of the Lease is hereby amended so that:

“Landlord’s Notice Address” means:
Urban Renaissance Property Company
1640 Market St.
Denver, CO 80202

With copies to:

Market Center Investors, LLC
c/o Urban Renaissance Property Company
1425 Fourth Ave., Suite 500
Seattle, WA 98101

or such other and further address(es) as Landlord may advise Tenant in writing from time to time.”

12.	Landlord’s Rent Address. Effective as of the Effective Date of this First Amendment, Section 1.1(m) of the Lease is hereby amended so that:

“Landlord’s Rent Address” means:
Market Center Investors LLC
PO Box 84323
Seattle, WA 98124-5623

or such other and further address(es) as Landlord may advise Tenant in writing from time to time.”

13.	Tenant’s Work. Tenant’s leasehold improvements and alterations to the Expansion Space (“Tenant’s Work”) and to the Existing Premises (if any), shall be performed in accordance with Section 8.1 of the Lease, and Tenant shall comply with the insurance requirements of Section 10 of the Lease and, if requested by Landlord, name Landlord as additional insured to Tenant’s insurance policy(s). Tenant’s Work shall be considered to be “substantial completed” upon the earlier to occur of: (i) completion of Tenant’s Work in the Expansion Space other than punch-list items; (ii) Tenant obtaining a certificate of occupancy for the Expansion Space; or (iii) Tenant conducting business in the Expansion Space.
14.	Allowance. Landlord’s Allowance. “Landlord’s Allowance” means up to $15,000 provided by Landlord to help offset the actual costs of Tenant’s Work (“Actual Costs”). Landlord agrees to pay Tenant the Landlord’s Allowance to be applied to the cost of constructing and installing Tenant’s Work. Landlord will pay the amount of Landlord’s Allowance to Tenant within thirty (30) days following the latest to occur of: (i) Landlord’s receipt of written notice from Tenant’s contractor and Tenant’s architect (or other evidence satisfactory to Landlord) that Tenant’s Work has been completed (including completion of any punch list items); (ii) Landlord’s receipt of final and unconditional original lien waivers from Tenant’s contractor and all subcontractors, suppliers, materialmen and other parties who performed labor at, or supplied materials to, the Premises in connection with Tenant’s Work; (iii) Landlord’s receipt of a copy of a certificate of occupancy for the Premises issued by the appropriate governmental authorities, and (iv) Tenant has commenced business in the Expansion Space for its permitted use. Landlord will have no obligation to make any payments of Landlord’s Allowance at any time that a Default exists under the Lease. Landlord is not required to pay Landlord’s Allowance beyond the amount of Actual Costs, and Tenant is required to pay any costs of Tenant’s Work that exceeds Landlord’s Allowance.
15.	No Other Work. Landlord and Tenant agree that no promises to alter, remodel or improve the Premises (including the Expansion Space) or the Building, and no representations concerning the condition of the Premises (including the Expansion Space), or the Building have been made by Landlord to Tenant other than as may be expressly stated in this First Amendment.
16.	No Further Right of First Offer. Tenant is herein exercising its one-time right of first offer in connection with the Expansion Space. Therefore, effective as of the Effective Date of this First Amendment, Section 28 of the Lease is hereby deleted and of no further force or effect, and Tenant shall have no further right of first offer under the Lease, as amended by this First Amendment.
17.	Brokers. Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this First Amendment except Allison Berry and Hilary Barnett of CBRE (“Broker”), exclusively representing Landlord. Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this First Amendment. Landlord will pay all fees, commissions or other compensation payable to Broker pursuant to a separate agreement(s). Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party.
18.	Ratification of Lease. The parties hereto agree that the Lease, as amended by this First Amendment, shall continue to be effective and binding on the parties, and the parties hereby ratify and confirm the Lease as being in full force and effect.
19.	No Further Modification. The parties agree that the Lease in all other respects, except as modified by this First Amendment, remains unchanged and unaffected by this First Amendment, and the provisions thereof shall continue to be effective and binding on the parties.
20.	Authority to Bind. Landlord and Tenant each represent and warrant that the person executing this First Amendment is empowered and duly authorized to bind Landlord or Tenant, as the case may be, to this First Amendment according to its terms.
21.	Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, including transmittals by facsimile and electronic mail, all of which together shall constitute one and the same instrument.

[Signatures appear on next page]

IN WITNESS WHEREOF, Landlord and Tenant each caused this First Amendment to be executed and delivered by its duly authorized representative to be effective as of the Effective Date of this First Amendment.

TENANT:	LANDLORD:
MASSROOTS, INC., a Delaware corporation	MARKET CENTER INVESTORS LLC, a Delaware limited liability company

By:/s/ Stewart Fortier	By: /s/ John Bliss
Printed Name: Stewart Fortier	Printed Name: John Bliss
Title :Chief Technical Officer	Title:

Dated: 12/11/15	Dated: 12/11/15

Exhibit A-1

Premises

[Attach depiction of the Premises comprised of the
Existing Premises (Suite 201) and the Expansion Space (Suite 203)]